Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

June 4, 2019

AstroNova, Inc.

600 East Greenwich Avenue

West Warwick, RI 02893

Ladies and Gentlemen:

We have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) being filed by AstroNova, Inc., a Rhode Island corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the offer and sale by the Company of up to 300,000 shares (the “Shares”) of its common stock, par value $0.05 per share (“Common Stock”), issuable under the Company’s 2018 Equity and Incentive Plan (the “2018 Plan”).

In arriving at the opinions expressed below, we have examined and relied upon the Articles of Incorporation and By-Laws of the Company, the records of meetings and consents of the Company’s Board of Directors and of its stockholders, and the 2018 Plan, each as provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents and certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

We have assumed that the purchase price or other consideration to be received by the Company for the Shares will be valid consideration equal to or in excess of the par value thereof.

In rendering the opinions expressed below, we express no opinion other than as to the federal laws of the United States and the Rhode Island Business Corporation Act, including the statutory provisions contained therein, applicable provisions of the Rhode Island Constitution and the reported judicial decisions interpreting these provisions.

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AstroNova, Inc.

June 4, 2019

On the basis of the foregoing, it is our opinion that the Shares, when issued and delivered in accordance with the applicable terms of the 2018 Plan and the written instruments issued pursuant to the 2018 Plan against the Company’s receipt of the purchase price or other consideration identified therein, will be validly issued, fully paid and non-assessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may it be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Item 5. Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law, as published in 53 Business Lawyer 831 (May 1998).

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Peter Rosenblum
a Partner